For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Second Quarter 2025 Results

Earnings Call Webcast to Discuss Second Quarter Financial Results

Scheduled to Post to Corporate Website on Monday,  August 18, 2025

NEW YORK - August 14, 2025 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the second quarter ended June 30, 2025.

Key Financial Summary Results – Second Quarter 2025

•	Total Revenues of $60.4 million increased by 29%, from $46.8 million in Q2 2024.
•

At $2.9 million, our Operating Income, which improved by 138% compared to a loss of $7.7 million in Q2 2024, represented the highest Operating Income achieved since Q2 2019 reflecting improved performance in both our global Cinema and Real Estate divisions.

•

A positive EBITDA of $6.3 million improved by 276% compared to an EBITDA loss of $3.6 million for Q2 2024. This improvement in EBITDA reflects improved operational performances and a gain of $1.8 million on the sale of our Cannon Park Property in Australia.

•	Basic loss per share of $0.12 improved by 79% compared to a basic loss per share of $0.57 in Q2 2024.
•	Net loss attributable to Reading of $2.7 million improved by 79% compared to a loss of $12.8 million in Q2 2024.

Key Financial Summary Results – Six Months of 2025

•	Total Revenues of $100.5 million increased by 9% compared to $91.9 million for the first six months of 2024.

•	Operating Loss of $4.0 million improved by 74% compared to a loss of $15.2 million for the same period in 2024.

•	A positive EBITDA of $9.2 million improved by 222% compared to an EBITDA loss of $7.5 million for the same period in 2024.

•	Basic loss per share of $0.33 improved by 73% compared to a basic loss per share of $1.16 for the first six months of 2024.

•	Net loss attributable to Reading of $7.4 million improved by 71% compared to a loss of $26.0 million for the first six months of 2024.

Both the Q2 2025 Australian and New Zealand dollar average exchange rates weakened against the U.S. dollar by 2.7% and 1.9%, respectively, compared to Q2 2024 and the average six months 2025 exchange rates weakened against the U.S. dollar by 3.6% and 4.6%, respectively, compared to the same period of 2024.  With 47% of our Total Revenues being generated by our Australian and New Zealand businesses, the weakness in the currency impacts our U.S. reported operating results.

President and Chief Executive Officer, Ellen Cotter said, “Our improved performance this quarter underscores our continued confidence in long term future of our Company. During the second quarter of 2025, we joined the cinema industry in celebrating the record box office success of two Warner Bros movies, A Minecraft Movie and Sinners, and Disney’s Lilo & Stitch.  Following the second quarter’s cinema momentum, we also enjoyed an exciting July 2025 thanks to movies like Jurassic World: Rebirth,  Superman, and The Fantastic Four: First Steps. The success of these engaging, high-quality and well-marketed movies reinforce our confidence in the appeal of the theatrical experience. For the remainder of 2025, we look forward to a robust line-up, including TRON: Ares,  Wicked: For Good,  Zootopia 2 and Avatar: Fire and Ash.”

Ms. Cotter added, "Our global Real Estate division also delivered strong results in the second quarter and year-to-date 2025 with our Operating Income increasing 56% quarter-over-quarter and 67% year-over-year. During the second quarter of 2025, we closed on the sale of our real property assets in Cannon Park, Australia for AU$32.0 million and used the funds to decrease our overall debt position.”

Ms. Cotter concluded, “We greatly appreciated the efforts of our teams across all three countries over the first half of 2025 and their execution of our various strategic priorities. Our cinema teams kept a laser focus on operating efficiently but still handling the increased revenues. And, our property teams continued to maintain their focus on the real estate operations, while also completing the monetization of two major property assets in Australia and New Zealand proceeds of which were used to reduce our Company’s gross debt by $32.1 million.”

Cinema Business

•

Driven by stellar box office results from movies such as A Minecraft Movie, Sinners, Lilo & Stitch and Mission: Impossible – The Final Reckoning,  our Q2 2025 global cinema: (i) revenue increased 32% to $56.8 million and (ii) operating income increased by 218% to $5.5 million from an operating loss of $4.6 million in Q2 2024. Q2 2025 milestones include:

o	Our average ticket price (“ATP”) in both Australia and New Zealand cinema divisions achieved their highest quarter ever.
o

Our ATP in the U.S. achieved its highest second quarter ever and that takes into account our successful discount Tuesday programs:  Mahalo Tuesdays in Hawaii and Half Priced Tuesdays in our other U.S. markets.

o

With respect to our food and beverage (“F&B”) programs for Q2 2025: (i) at A$8.26, our F&B sales per person (“SPP”), represented the highest second quarter ever for our Australian Cinemas, (ii) at NZ$7.14,  our New Zealand cinema division’s F&B SPP set a record for the highest quarter ever, and (iii) at $9.13, our U.S. cinema F&B SPP also ranked the highest quarter ever for periods when our U.S. circuit was fully operating (i.e. excluding pandemic closure periods) and is the highest among our publicly traded competitors that disclose their F&B sales per person (SPP).

o	Our Cash Flow Pre-Occupancy per capita ranked the highest in each cinema division reflecting a laser focus on cost management.
•

Continuing our efforts to streamline our cinema operations, we closed an additional underperforming U.S. cinema in April 2025. Currently, we operate 469 screens in 58 theatres, in the U.S., Australia and New Zealand.

•

Through the quarter, we continued to work with our cinema landlords to reduce our occupancy costs to reflect that the business, while improving, has not returned to pre-pandemic revenue levels and that we continue to operate in an inflationary environment with increased labor and other operating costs.

Real Estate Business

•

With respect to our global Real Estate business: (i) revenue decreased by $0.4 million to  $4.7 million, compared to Q2 2024 and (ii) operating income of $1.5 million increased by 56% from $0.9 million in Q2 2024 and represented the best second quarter result since Q2 2018.

•	Our Q2 2025 U.S. Real Estate Revenues of $1.7 million represented a 15% increase from Q2 2024 due to the improved performance of our Live Theatre assets in NYC.
•

Within the last 18 months we completed the following property monetizations: (i) our Culver City building in Q1 2024 for $10.0 million, (ii) our Wellington (New Zealand) property assets in Q1 2025 for NZ$38.0 million, and (iii) on May 21, 2025, we sold our Cannon Park ETC in Townsville, Queensland, Australia, which consisted of our Cannon Park City Center and Cannon Park Discount Center properties (approximately 9.4-acres) for AU$32.0 million. We retained the right to operate the cinemas at our Wellington and Cannon Park locations under long-term leases.

•

As of June 30, 2025, our combined Australian and New Zealand property portfolio has 59 third-party tenants, with a portfolio occupancy rate of 99% and total leased gross lettable area of just under 157,000 SF. During Q2 2025, we executed 15 third party lease transactions, which included new tenants and renewals of existing tenants.   At Newmarket Village in Brisbane, we extended a long-term lease with a third-party anchor tenant.

Balance Sheet and Liquidity

As of June 30, 2025,

•	Our cash and cash equivalents were $9.1 million.
•	Our total gross debt of $173.4 million, decreased by 14.4% (or $29.3 million) from December 31, 2024. With respect to our debt position, over the first half of 2025:

o

Following the sale of our Wellington property assets in Q1 2025, we paid off (i) our NZ$18.8 million (USD equivalent of $10.7 million) loan to Westpac and (ii) $6.1 million to Bank of America/Bank of Hawaii.

o

Following the sale of our Cannon Park property assets in Australia on May 21, 2025, we paid off (i) our AU$20.0 million (USD equivalent of $12.9 million) bridging facility to National Australia Bank (“NAB”), (ii) an additional AU$1.5 million (USD equivalent of $1.0 million) on our NAB Corporate Loan facility, and (iii) an additional paydown of $1.5 million on our Bank of America/Bank of Hawaii loan.

o	On May 2, 2025, we extended the maturity of our loan on 44 Union Square to November 6, 2026, with an option to extend further to May 6, 2027.
o	On July 3, 2025, we extended the maturity of our Bank of America/Bank of Hawaii loan to May 18, 2026, and modified the principal repayment schedule.
o	On July 18, 2025, we extended the maturity of our loan on our Live Theatre assets in NYC to June 1, 2026.
•	Our assets had a total book value of $438.1 million, compared to a book value of $471.0 million as of December 31, 2024.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on or before Monday,  August 18, 2025, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by August 15, 2025, by 5:00 p.m. Eastern Time. The audio webcast will be able to be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia, and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2025 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas and our other real estate assets;  our beliefs regarding the upcoming movie slates, the refocus of film distributors and its impact on our business; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue
Cinema	$56,782	$42,942	$93,186	$84,213
Real estate	3,596	3,867	7,361	7,648
Total revenue	60,378	46,809	100,547	91,861
Costs and expenses
Cinema	(46,883)	(42,758)	(83,460)	(83,478)
Real estate	(1,840)	(2,461)	(3,795)	(4,696)
Depreciation and amortization	(3,380)	(4,011)	(6,756)	(8,216)
General and administrative	(5,384)	(5,271)	(10,537)	(10,693)
Total costs and expenses	(57,487)	(54,501)	(104,548)	(107,083)
Operating income (loss)	2,891	(7,692)	(4,001)	(15,222)
Interest expense, net	(4,354)	(5,377)	(9,096)	(10,662)
Gain (loss) on sale of assets	1,872	9	8,398	(1,116)
Other income (expense)	(2,273)	(216)	(2,607)	123
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(1,864)	(13,276)	(7,306)	(26,877)
Equity earnings of unconsolidated joint ventures	285	119	308	94
Income (loss) before income taxes	(1,579)	(13,157)	(6,998)	(26,783)
Income tax benefit (expense)	(1,225)	156	(753)	379
Net income (loss)	$(2,804)	$(13,001)	$(7,751)	$(26,404)
Less: net income (loss) attributable to noncontrolling interests	(137)	(195)	(328)	(370)
Net income (loss) attributable to Reading International, Inc.	$(2,667)	$(12,806)	$(7,423)	$(26,034)
Basic earnings (loss) per share	$(0.12)	$(0.57)	$(0.33)	$(1.16)
Diluted earnings (loss) per share	$(0.12)	$(0.57)	$(0.33)	$(1.16)
Weighted average number of shares outstanding–basic	22,708,206	22,413,617	22,586,019	22,379,881
Weighted average number of shares outstanding–diluted	22,708,206	22,413,617	22,586,019	22,379,881

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$9,073	$12,347
Restricted cash	2,882	2,735
Receivables	3,371	5,276
Inventories	1,522	1,685
Prepaid and other current assets	3,963	2,668
Land and property held for sale	460	32,331
Total current assets	21,271	57,042
Operating property, net	213,340	214,694
Operating lease right-of-use assets	160,562	160,873
Investment in unconsolidated joint ventures	3,306	3,138
Goodwill	24,868	23,712
Intangible assets, net	1,744	1,800
Deferred tax asset, net	1,284	953
Other assets	11,700	8,799
Total assets	$438,075	$471,011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$51,347	$48,651
Film rent payable	4,371	5,820
Debt - current portion	38,229	69,193
Taxes payable - current	615	891
Deferred revenue	9,077	9,731
Operating lease liabilities - current portion	20,183	20,747
Other current liabilities	6,629	6,593
Total current liabilities	130,451	161,626
Debt - long-term portion	106,449	105,239
Derivative financial instruments - non-current portion	235	137
Subordinated debt, net	27,506	27,394
Noncurrent tax liabilities	6,622	6,041
Operating lease liabilities - non-current portion	161,386	161,702
Other liabilities	13,854	13,662
Total liabilities	$446,503	$475,801
Commitments and contingencies (Note 16)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,972,781 issued and 21,036,670 outstanding at June 30, 2025 and
33,681,705 issued and 20,745,594 outstanding at December 31, 2024	241	238
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2025 and December 31, 2024	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	158,696	157,751
Retained earnings/(deficits)	(122,213)	(114,790)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(4,017)	(7,173)
Total Reading International, Inc. stockholders’ equity	(7,683)	(4,364)
Noncontrolling interests	(745)	(426)
Total stockholders’ equity	(8,428)	(4,790)

Total liabilities and stockholders’ equity	$438,075	$471,011

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2025	2024	(Unfavorable)	2025	2024	(Unfavorable)
Segment revenue
Cinema
United States	$30,258	$21,480	41%	$48,553	$42,785	13%
Australia	22,909	18,543	24%	38,591	35,867	8%
New Zealand	3,615	2,918	24%	6,042	5,561	9%
Total	$56,782	$42,941	32%	$93,186	$84,213	11%
Real estate
United States	$1,700	$1,483	15%	$3,287	$2,967	11%
Australia	2,741	3,177	(14)%	5,756	6,261	(8)%
New Zealand	212	353	(40)%	455	718	(37)%
Total	$4,653	$5,013	(7)%	$9,498	$9,946	(5)%
Inter-segment elimination	(1,057)	(1,146)	8%	(2,137)	(2,298)	7%
Total segment revenue	$60,378	$46,808	29%	$100,547	$91,861	9%
Segment operating income (loss)
Cinema
United States	$2,292	$(4,426)	>100%	$(855)	$(7,868)	89%
Australia	2,920	(87)	>100%	1,944	(582)	>100%
New Zealand	241	(96)	>100%	(110)	(325)	66%
Total	$5,453	$(4,609)	>100%	$979	$(8,775)	>100%
Real estate
United States	$89	$(204)	>100%	$231	$(573)	>100%
Australia	1,338	1,461	(8)%	2,882	2,921	(1)%
New Zealand	52	(311)	>100%	(39)	(511)	92%
Total	$1,479	$946	56%	$3,074	$1,837	67%
Total segment operating income (loss) (1)	$6,932	$(3,663)	>100%	$4,053	$(6,938)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Net Income (loss) attributable to Reading International, Inc.	$(2,667)	$(12,806)	$(7,423)	$(26,034)
Add: Interest expense, net	4,354	5,377	9,096	10,662
Add: Income tax expense (benefit)	1,225	(156)	753	(379)
Add: Depreciation and amortization	3,380	4,011	6,756	8,216
EBITDA	$6,292	$(3,574)	$9,182	$(7,535)
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$6,292	$(3,574)	$9,182	$(7,535)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
(Dollars in thousands)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Segment operating income (loss)	$6,932	$(3,663)	$4,053	$(6,938)
Unallocated corporate expense:
Depreciation and amortization expense	(84)	(100)	(219)	(201)
General and administrative expense	(3,957)	(3,929)	(7,835)	(8,083)
Interest expense, net	(4,354)	(5,377)	(9,096)	(10,662)
Equity earnings (loss) of unconsolidated joint ventures	285	119	308	94
Gain (loss) on sale of assets	1,872	9	8,398	(1,116)
Other (expense) income	(2,273)	(216)	(2,607)	123
Income (loss) before income taxes	$(1,579)	$(13,157)	$(6,998)	$(26,783)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.